Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

REPORTS THIRD QUARTER 2007 EARNINGS

November 5, 2007 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its third quarter 2007 earnings were $0.05 per share, versus the $0.39 per share reported in the third quarter of 2006. The third quarter 2007 results include approximately $24 million of unusual pretax charges. All financial data in the text portion of this release are reported in U.S. dollars and are before discontinued operations, and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended September 30, 2007 were $243,081,000 versus the $216,751,000 in the third quarter of 2006. Total gross profit was $37,224,000 in the third quarter of 2007 versus $72,341,000 in the third quarter of 2006. Income before discontinued operations was $3,806,000 in the third quarter of 2007 and $29,388,000 in the comparable period of 2006. Net income was $3,862,000 in 2007’s third quarter versus $29,430,000 in 2006’s third quarter.

Consolidated results per share from continuing operations for the third quarter of 2007 were earnings of $0.05 with 76,351,000 weighted average diluted common shares outstanding versus $0.39 with 75,068,000 weighted average diluted common shares outstanding in the third quarter of 2006.

Divisional pretax earnings from continuing operations in the third quarter of 2007 versus the third quarter of 2006 were: Fluids Division – $319,000 in 3Q 2007 and $15,735,000 in 3Q 2006; Well Abandonment & Decommissioning Services (WA&D Services) – $2,743,000 in 3Q 2007 and $19,079,000 in 3Q 2006; Maritech – $1,668,000 in 3Q 2007 and $12,004,000 in 3Q 2006; and, Production Enhancement Division – $14,768,000 in 3Q 2007 and $12,023,000 in 3Q 2006.

Financial data aggregating the first nine months of 2007, comparable data for 2006 and data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “The actual third quarter financial data does not reflect the significant improvements to operations we believe have taken place at TETRA. During the third quarter, TETRA experienced the effects of about $24 million of unusual pretax charges – approximately $11 million in Maritech and $13 million in WA&D Services. These charges included: expensing of uncollectible insurance receivables; increased costs associated with asset retirement obligations (AROs); impairments of Maritech properties under successful efforts accounting; the remaining losses associated with heavy-lift fixed price contracts; and, repair costs and contract penalties associated with damages to one of our dive support vessels (DSVs). A material amount of these charges had no current effect on cash. As will be discussed later in this press release, many of the operational problems that have affected TETRA for the last seven to nine months, have been reduced or eliminated.

“During the second quarter conference call, we enumerated a number of operational issues within WA&D Services. We cited problems with the coordination of work on downed platforms. We have made progress rectifying these problems by changing our business model and improving our management oversight. We had anticipated that most of the downed platform work would be accomplished with “total project management contracts.” This meant that one provider would supply all the services required. This integrated supplier approach had inherent inefficiencies, because the supplier had to withhold part of its inventory of services from the market, to enable it to provide a full-service offering to prospective customers. TETRA originally believed that a large majority of the downed structure work would be offered in this integrated format. Instead, less than one-quarter of the market is in this form. As TETRA has better understood the market, it has offered its individual services on a menu basis to prospective customers. This means that each separate service within WA&D Services can now optimize its own utilization without having to be incorporated into a larger, more complex, and inherently less efficient integrated contract. Couple this structural bidding change with closer scrutiny by TETRA’s management to the coordination of our various WA&D Services, and we have begun to improve this business unit’s profitability.

“Also in WA&D Services, the remaining portions of two pre-2006 fixed price heavy-lift contracts were dealt with in the third quarter. Work on these contracts also negatively affected our second quarter. We believe that all of the residual effects of these contracts were reflected in the third quarter results. Another second quarter issue was scheduling delays by our customers for our offshore well plugging operations. This was not a material issue in the third quarter, and we do not see it as a problem on a go-forward basis. Finally, our second quarter was negatively effected by down time, related expenses and repairs associated with our DSV, the EPIC Diver. During the third quarter, these type of charges continued and EPIC paid a penalty to a large customer, related to down time. The EPIC Diver finally went back to work on or about September 10. As reflected in the foregoing, we believe that many of the issues discussed in our second quarter press release have been addressed. With this improvement, we would hope that the quarterly profit level ranges for WA&D Services given in the second quarter press release can be achieved in 2008, and approached in the fourth quarter of 2007.

“Maritech’s quarterly earnings reflected a number of the issues discussed in our October 16, 2007 press release. A remaining significant unresolved issue involves insurance coverage for damages incurred in Hurricanes Rita and Katrina in 2005. We believe that we have insurance coverage for current insurance receivables and for costs yet to be incurred to clean up the remaining damage to destroyed platforms (excluding liabilities previously recorded on our balance sheet). We are requesting a face-to-face meeting with our insurance syndicate regarding any unresolved issues, prior to year end. Looking into 2008, Maritech is continuing in its dual mission of generating prospective well abandonment and decommissioning work for WA&D Services, and generating profits through the exploitation of properties acquired in the Gulf of Mexico (GOM). During the second quarter of 2007, Maritech averaged 57.1 MMCFE/D of natural gas production (converting oil to gas equivalents at one barrel equaling six MCFs of natural gas). During the third quarter, production averaged about 62.0 MMCFE/D, as volumes ramped up late in the quarter. In mid-October, production averaged approximately 71.0 MMCFE/D. Due to the time delays in getting some production on stream in 2007, we have been behind budgeted volumes for all of the year. However, December monthly volumes should exceed levels projected in our original budget. With increasing production, Maritech expanded its 2008 – 2010 oil hedge position during the quarter. Additionally, Maritech has recently signed non-binding letters of intent to acquire two packages of properties in the GOM. These transactions could close in the fourth quarter and would represent the first packages acquired by Maritech since before the two hurricanes in 2005. In addition to existing production and exploitation possibilities, the packages contain up to $80 million of prospective well abandonment and decommissioning work for WA&D Services.

“During the third quarter, weather negatively affected some of our operations. Normally, when we speak of weather, we are citing GOM problems. In fact, we did experience down time and related costs in the GOM in the quarter. However, these costs were only slightly more than we had budgeted. The real story involved our onshore fluids and testing businesses. The abnormal flooding during July and early August in Texas and Oklahoma kept our equipment from moving and disrupted our operations, and significantly impacted profitability.

“In Fluids, two factors negatively affected results and caused them to be less than anticipated. The first was the onshore flooding, already discussed. The second was the level of completion activity in the GOM. Before the third quarter, we knew that our budgeted estimate for an average rig count of 85 in the GOM, was too high (see January 3, 2007 earnings guidance). However, the 45 – 50 working unit rig count experienced during portions of the third quarter was well below our revised estimate. In addition to the reduced activity, there has been some downward pressure on prices. TETRA currently is working off high cost inventories, partially associated with the termination of a supplier contract. The combination of reduced volumes, lower sales prices and high cost inventory hurt third quarter profits. Looking into 2008, the positive impacts from our Chemtura agreements should begin to be felt. Also, a replay of the unusual weather is not likely, so our onshore fluids service business should experience positive gains.

“Our testing business benefited late in the quarter from our ongoing international expansion. The start of these contracts will have a material impact on this segment’s fourth quarter and 2008. Additionally, we renewed and expanded contracts with our largest Latin American customer during the quarter. Compressco continued to perform as expected, during the third quarter.

“The third quarter underperformance was exacerbated by some of the costs we intentionally incurred to position TETRA for more profitable future operations (most notably in Fluids). When reviewing our recent past, we shouldn’t overlook the positive factors that have been put in place to continue our long-term growth. Notably, some of those factors are:

• Arkansas fluids plant and associated agreements – impact, anticipated benefits of approximately $45 million of pretax profits annually (portions of which will be seen in 2008, with the full impact in 2010 – 2011);

• Expanded onshore fluids services – impact in 2008;

• Restructured WA&D Services business, to better align our offerings with the existing market, and to optimize utilization of our vessels, services and personnel – impact late 2007 and 2008;

• Potential acquisition of new properties by Maritech – impact to Maritech in 2008 and to WA&D Services with increased abandonment in 2009 and beyond;

• Increased Maritech production through a systematic exploitation of their properties – impact from most recent activities in the fourth quarter of 2007; and

• An increasing international component to our business – impact, late third quarter of 2007.

“We believe we are putting in place the components necessary to build TETRA into a larger and more profitable company, for the future,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$60,669	$56,272	$214,447	$181,115
WA&D Division
WA&D Services	87,086	95,882	262,135	201,481
Maritech	57,165	42,133	157,849	118,039
Intersegment eliminations	(10,275)	(16,653)	(23,187)	(34,659)
WA&D Division total	133,976	121,362	396,797	284,861
Production Enhancement Division	49,767	39,386	139,213	109,651
Eliminations and other	(1,331)	(269)	(1,584)	(501)
Total revenues	243,081	216,751	748,873	575,126

Gross profit
Fluids Division	7,437	22,177	39,212	65,178
WA&D Division
WA&D Services	6,889	22,143	37,962	46,458
Maritech	3,465	14,523	23,967	44,525
Intersegment eliminations	74	(1,939)	3,977	(4,712)
WA&D Division total	10,428	34,727	65,906	86,271
Production Enhancement Division	19,520	15,769	53,375	44,056
Eliminations and other	(161)	(332)	(743)	(831)
Total gross profit	37,224	72,341	157,750	194,674

General and administrative expense	26,598	24,055	75,801	69,382
Operating income	10,626	48,286	81,949	125,292

Interest expense, net	4,305	3,503	12,514	9,221
Other expense (income)	742	(326)	(3,283)	(3,846)
**Income before taxes and discontinued operations (A)	5,579	45,109	72,718	119,917

Provision for income taxes	1,773	15,721	25,473	41,658
Income before discontinued operations	3,806	29,388	47,245	78,259

Discontinued operations:
Income (loss) from discontinued operations, net of taxes (A)	56	42	149	(87)

Net income	$3,862	$29,430	$47,394	$78,172

**Income before taxes and discontinued operations
Fluids Division	319	15,735	18,531	47,495
WA&D Division
WA&D Services	2,743	19,079	26,459	37,060
Maritech	1,668	12,004	21,357	41,142
Intersegment eliminations	74	(1,939)	3,977	(4,712)
WA&D Division total	4,485	29,144	51,793	73,490
Production Enhancement Division	14,768	12,023	39,914	32,889
Corporate overhead (includes interest)	(13,993)	(11,793)	(37,520)	(33,957)
Total	5,579	45,109	72,718	119,917

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.05	$0.41	$0.65	$1.09
Income (loss) from discontinued operations	0.00	0.00	0.00	(0.00)
Net income	$0.05	$0.41	$0.65	$1.09

Weighted average shares outstanding	73,969	71,781	73,401	71,559

Diluted per share information:
Income before discontinued operations	$0.05	$0.39	$0.62	$1.05
Income (loss) from discontinued operations	0.00	0.00	0.00	(0.00)
Net income	$0.05	$0.39	$0.62	$1.05

Weighted average shares outstanding	76,351	75,068	75,957	74,781

Depreciation, depletion and amortization (B)	$41,229	$22,082	$101,139	$58,125

(A) Information presented for each period reflects TETRA’s Venezuelan fluids and testing operations as discontinued operations.

(B) DD&A information for 2007 includes oil and gas dry hole costs and property impairments under successful efforts accounting.

Balance Sheet	September 30, 2007	December 31, 2006
	(In Thousands)
Cash	$1,858	$6,117
Accounts receivable, net	246,882	243,352
Inventories	119,838	118,837
Other current assets	37,396	39,791
PP&E, net	601,607	508,149
Other assets	174,823	169,944
Total assets	$1,182,404	$1,086,190

Current liabilities	$195,808	$161,758
Long-term debt	336,379	336,381
Other long-term liabilities	164,532	167,671
Equity	485,685	420,380
Total liabilities and equity	$1,182,404	$1,086,190

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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